THUNDER MOUNTAIN GOLD INC. 5248 W. Chinden Blvd. Telephone: (208) 658-1037 Boise, Idaho 83714 Fax: (208) 322-5626

December 19, 2011

Ms. Tia L. Jenkins

Senior Assistant Chief Accountant

United States Securities and Exchange Commission

Division of Corporate Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:

Thunder Mountain Gold, Inc.

Form 10-K for the year ended December 31, 2010

Filed March 25, 2011

File No. 001-08429

Dear Ms. Jenkins:

As you requested in your letter, dated November 18, 2011, Thunder Mountain Gold, Inc. (the “Company”)  hereby acknowledges that in connection with responding to your letter dated  November 18,, 2011, that:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and,

•

The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

THUNDER MOUNTAIN GOLD, INC.

By:                /s/ Eric T. Jones

Eric T. Jones

Title:

President